EXHIBIT 99.7

AMENDMENT NO. 4 TO THE STOCKHOLDERS AGREEMENT

This AMENDMENT NO. 4 (this “Amendment”) is made and entered into as of August 31, 2015, with reference to that certain Agreement, dated as of May 29, 2013 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders Agreement”), by and between each of the parties thereto (each such entity and any other person who becomes bound by the Stockholders Agreement as contemplated by clause (a) of Section 1 thereof, a “Stockholder” and collectively, the “Stockholders”) and Barclays Bank PLC (the “Joining Party”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Stockholders Agreement.

WHEREAS, as of the date hereof, the Joining Party owns the Shares set forth under its signature hereto;

WHEREAS, the Joining Party desires to be made a party to the Stockholders Agreement and the other Stockholders party thereto desire to accept such joinder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the Stockholders and the Joining Party agree as follows:

1. Joinder. The Joining Party shall be deemed to be a party to the Stockholders Agreement as of the date hereof, shall be deemed to be a “Stockholder” for all purposes thereunder and shall have all of the rights and obligations of a Stockholder thereunder as if it had executed the Stockholders Agreement.

2. Representations, Warranties and Undertakings of the Joining Party: The Joining Party: (a) hereby agrees to be bound by and comply with all of the terms, provisions and conditions contained in the Stockholders Agreement, (b) represents and warrants to each other Stockholder, as of the execution of this Amendment, that it can, and hereby does, make the representations and warranties of the Stockholders set forth in Section 3 of the Stockholders Agreement (provided that all references to the “Currently Owned Shares” set forth in such Section 3 shall be deemed to refer to the Shares set forth below the Joining Party’s name on the signature page to this Amendment); and (c) acknowledges and agrees that the undertakings set forth in this Amendment are for the benefit of, and may be enforced by, each Stockholder.

3. Restrictions on Transfer. Section 1(d) of the Stockholders Agreement shall be amended and restated in its entirety as follows: “(d) such Transfer is by either (i) Highland Capital Management LP, (ii) Spectrum Group Management, LLC, (iii) One East Partners Opportunities, L.P. and One East Partners Master, L.P., acting together, or (iv) Barclays Bank PLC (each, in such transferring capacity, “Transferring Owner”), representing a Transfer of all or a portion of the Owned Shares held by such Transferring Owner, to SPH Manager, LLC, after not less than five (5) business days’ notice of the proposed Transfer to each other Stockholder.”

4. Miscellaneous. Except for clauses (a), (d) and (l) thereof, Section 5 of the Stockholders Agreement is incorporated herein, mutatis mutandis.

5. Effectiveness. This Amendment shall be effective as of the date first written above by and among each Stockholder that has executed this Amendment as of such date.

6. Ratification. Except as specifically modified herein, all terms and conditions of the Stockholders Agreement are hereby ratified and confirmed in all respects and shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the day and year written above.

SPH MANAGER, LLC		SPECTRUM GROUP MANAGEMENT, LLC

By:		By:
Name: Title:	Edward A. Mulé Member	Name: Title:

HIGHLAND CAPITAL MANAGEMENT LP		ONE EAST PARTNERS OPPORTUNITIES, L.P.

By:		By:
Name: Title:		Name: Title:

ONE EAST PARTNERS MASTER, L.P.		BARCLAYS BANK PLC

By:		By:
Name: Title:		Name: Title: Shares:

Address for notices: